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PFM MULTI-MANAGER SERIES TRUST

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PFM MULTI-MANAGER SERIES TRUST
PFM MULTI-MANAGER DOMESTIC EQUITY FUND
INFORMATION STATEMENT
April 24, 2019
Share Class	Ticker Symbol
Advisor*	N/A
Institutional	N/A
R*	N/A
The Classes listed above with an asterisk (*) have not yet commenced operations as of the date of this Information Statement.
Before you invest, you may want to review the Fund’s prospectus, which contains more information about the Fund and its risks. You can find the Fund’s prospectus and other information about the Fund online at www.pfm.com/multiassetfunds. You can also get this information at no cost by calling 1.833.PFM.MMST (1.883.736.6678). The Fund’s prospectus and statement of additional information, each dated January 28, 2019 (as each may be amended or supplemented), are incorporated by reference into this Information Statement and may be obtained, free of charge, at the website or phone number noted above.

PFM MULTI-MANAGER SERIES TRUST
PFM Multi-Manager Domestic Equity Fund
213 Market Street
Harrisburg, Pennsylvania 17101-2141
April 24, 2019
Thank you for being a valued PFM Multi-Manager Series Trust (the “Trust”) shareholder.
We are reaching out to provide you with additional information regarding a new sub-adviser for PFM Multi-Manager Domestic Equity Fund (the “Fund”). No action is required on your part. We do, however, ask that you review the enclosed Information Statement, which contains information about the new sub-adviser for the Fund. We encourage you to store this document with your investment information for the Fund.
The Board of Trustees of the Trust (the “Board”) unanimously approved the Fund’s new sub-adviser, Jacobs Levy Equity Management, Inc. (“Jacobs Levy”), who began managing an allocated portion of the Fund’s assets on April 11, 2019. Based on the information provided by PFM Asset Management, LLC and Jacobs Levy, the Board believes this change is in the best interests of the Fund and its shareholders.
If you have any questions, please call the following toll free number: 1-833-PFM-MMST (1-883-736-6678).
Thank you, again, for your continued business.
Sincerely,
/s/ John Spagnola
John Spagnola
President of the Trust

INFORMATION STATEMENT
PFM MULTI-MANAGER SERIES TRUST
PFM Multi-Manager Domestic Equity Fund
213 Market Street
Harrisburg, Pennsylvania 17101-2141
April 24, 2019
This is for your information only. It is not a proxy statement and you are not being asked to vote. We are not asking you for a proxy and you are requested not to send us a proxy.
This Information Statement is provided in lieu of a proxy statement to the shareholders of PFM Multi-Manager Domestic Equity Fund (the “Fund”), a series of PFM Multi-Manager Series Trust (the “Trust”), pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). The order permits the Fund to operate in a “manager of managers” structure whereby PFM Asset Management, LLC (“PFMAM” or the “Adviser”), as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval.
The Information Statement provides information regarding the new sub-adviser for the Fund and the material terms of the new investment subadvisory agreement. This Information Statement is being made available via the internet beginning on or about April 25, 2019 to all shareholders of record of the Fund as of March 31, 2019 (the “Record Date”).
Appointment of Jacobs Levy Equity Management, Inc. as Sub-Adviser to the Fund
At an in-person meeting held on September 17, 2018 (the “Meeting”), the Board, including its members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved a new investment subadvisory agreement between Jacobs Levy Equity Management, Inc. (“Jacobs Levy” or the “Sub-Adviser”) with respect to the Fund (the “Agreement”). Jacobs Levy began managing an allocated portion of the Fund’s assets on April 11, 2019. In connection with the addition of the Sub-Adviser, and as reflected in the Fund’s Prospectus, Summary Prospectus and Statement of Additional Information, Brian I. Jacobs and Kenneth N. Levy were added as portfolio managers to the Fund.
Information Regarding the Adviser
PFMAM, located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141, serves as the Fund’s investment adviser pursuant to an investment management agreement (“Management Agreement”) dated December 20, 2017. The Management Agreement was initially approved by the Board, including the Independent Trustees, on November 22, 2017. PFMAM is an indirect, wholly-owned subsidiary of PFM I, LLC, which is owned by the senior employees of PFMAM and its affiliates.
The Trust employs PFMAM to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the oversight of the Board. Under the Management Agreement, PFMAM has the authority to make determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities. In addition, PFMAM has the authority and discretion to discharge and delegate its investment management responsibilities through the appointment of one or more sub-advisors. In allocating the Fund’s assets, PFMAM has discretion to not allocate any assets to one or more sub-advisors at any time. PFMAM has delegated responsibility for the day-to-day investment management of the Fund to sub-advisers, subject to the oversight and supervision of PFMAM. PFMAM maintains overall responsibility for the management and investment of the assets of the Fund and responsibility for all advisory services furnished by any sub-adviser, and supervises each sub-adviser in its performance of its duties for the Fund.
Under the Management Agreement, the Fund pays PFMAM a fee equal to 0.29% of the Fund’s average net assets. PFMAM has contractually agreed to waive its investment advisory fees equal to an amount of 0.05% of the net assets of the Fund through January 28, 2020. To the extent that PFMAM’s fee waiver is not sufficient to bring the Fund’s operating expenses below 0.38% of the Fund’s average net assets, PFMAM has contractually agreed to limit the amount of the Fund’s total annual fund operating expenses, exclusive of Rule 12b-1 or similar marketing and distribution-related fees; interest and tax expenses; leverage; dividends and interest on short positions; brokerage commissions; expenses incurred in connection with any merger, liquidation or reorganization; extraordinary or non-routine expenses such as litigation; and acquired fund fees and expenses, to 0.38% of the Fund’s average daily net assets, through January 28, 2020.

For the fiscal period ended September 30, 2018, the Fund paid advisory fees, after fee waivers and expense reimbursement, to the Adviser in the amount of  $235,388. For the fiscal period ended September 30, 2018, the Adviser waived advisory fees/reimbursed expenses in the amount of  $353,575. The Adviser is responsible for paying the Fund’s sub-advisers for its services to the Fund. For the fiscal period ended September 30, 2018, the aggregate amount of sub-advisory fees paid by PFMAM for the Fund was $261,761 (0.13% of the Fund’s net assets). The Fund commenced operations on December 29, 2017.
Information Regarding the Sub-Adviser
Jacobs Levy had approximately $7.4 billion in total assets under management as of December 31, 2018. Jacobs Levy has been a registered investment adviser since 1986. Jacobs Levy’s principal business address is 100 Campus Drive, 2nd Floor West, Florham Park, New Jersey, 07932. Dr. Bruce I. Jacobs and Mr. Kenneth N. Levy own 100% of Jacobs Levy.
Portfolio Managers.   Listed below are the individuals primarily responsible for the day-to-day management of the portion of the Fund’s assets allocated to Jacobs Levy from time to time (the “Sub-Advised Portion”).
Bruce I. Jacobs, Co-Chief Investment Officer, Portfolio Manager and Co-Director of Research of Jacobs Levy. He has managed the Sub-Advised Portion since Jacobs Levy began serving as sub-adviser. He co-founded Jacobs Levy in 1986. Dr. Jacobs has a B.A. from Columbia College, an M.S. in Operations Research and Computer Science from Columbia University’s School of Engineering and Applied Science, an M.S.I.A. from Carnegie Mellon University’s Graduate School of Industrial Administration, and an M.A. in Applied Economics and a Ph.D. in Finance from the Wharton School.
Kenneth N. Levy, Co-Chief Investment Officer, Portfolio Manager and Co-Director of Research of Jacobs Levy. He has managed the Sub-Advised Portion since Jacobs Levy began serving as sub-adviser. He co-founded Jacobs Levy in 1986. Ken has a B.A. in Economics from Cornell University, an M.B.A. and an M.A. in Business Economics from the University of Pennsylvania’s Wharton School, and completed all requirements short of the dissertation for a Ph.D. at Wharton. He is a CFA charterholder.
Management and Governance.   Jacobs Levy is owned by Bruce I. Jacobs and Kenneth N. Levy. Listed below are the names, positions and principal occupations of the directors and principal executive officers of Jacobs Levy as of January 28, 2019. The principal address of each individual as it relates to his duties at Jacobs Levy is the same as that of Jacobs Levy.
Name	Position with Jacobs Levy
Bruce I. Jacobs	President and Director
Kenneth N. Levy	Vice President and Director
Leo A. Dalton	Chief Financial Officer
Laura M. DeVito	Chief Operating Officer
Jason M. Hoberman	General Counsel and Chief Compliance Officer

Management Activities.   Jacobs Levy does not act as adviser or sub-adviser for any registered investment company with investment objectives similar to the Fund.
Material Terms of the Agreement
The Agreement has an initial term of two years from its effective date of January 28, 2019 (unless sooner terminated in accordance with its terms). Thereafter, continuance of the Agreement shall be subject to the specific approval, at least annually, by vote of a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval, and by either an affirmative vote of a majority of the Trustees of the Trust, or a vote of the majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund.
Under the terms of the Agreement, subject to the supervision of the Adviser and the Board, Jacobs Levy formulates and implements a continuous investment program for the Sub-Advised Portion and determines the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion.
The Agreement provides that it may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to PFMAM and the Sub-Adviser, (ii) by PFMAM or the Sub-Adviser upon at least sixty (60) days’ written notice to the other party, and (iii) by PFMAM or the Fund upon a material breach by the Sub-Adviser of any of the Sub-Adviser’s obligations or representations under this Agreement if such breach is not corrected within five business days after notice thereof by PFMAM or the Fund. The Agreement will terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between PFMAM and the Trust, on behalf of the Fund.
The Agreement provides that the Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to PFMAM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services under the Agreement, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by PFMAM to provide investment management services to the Fund. The Agreement provides that Jacobs Levy will indemnify and hold harmless the Fund, PFMAM and each of its affiliates, officers, directors, trustees, and employees (each a “PFM Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a PFM Indemnified Party with respect to (i) Sub-Adviser’s material breach of the Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under the Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in certain Fund materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and PFMAM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein. The Agreement contains similar provisions pursuant to which PFMAM and the Fund are subject to liability and required to indemnify the Sub-Adviser.
As compensation for the subadvisory services performed by Jacobs Levy, the Adviser pays Jacobs Levy a subadvisory fee out of the advisory fee the Adviser receives from the Fund.
Because the Adviser pays the Sub-Adviser out of the advisory fee the Adviser receives from the Fund, there is no increase in the advisory fee paid by the Fund in connection with the appointment of Jacobs Levy as sub-adviser to the Fund.
Evaluation by the Board
At the Meeting, the Board, including a majority of the Independent Trustees, reviewed and approved the Agreement on behalf of the Fund for an initial two-year period. The Independent Trustees received advice from and met separately with Independent Trustee counsel in considering whether to approve the Agreement.
In considering the Agreement, the Board reviewed and considered information provided at the Meeting specifically related to the Agreement, as well as information about the management of the Fund by the Adviser and other sub-advisers provided throughout the year at meetings of the Board and its committees. The Board also reviewed and considered information Jacobs Levy provided in response to a detailed due diligence request in connection with the approval of the Agreement. The Board reviewed and considered all of the factors it deemed relevant in approving the Agreement, including, but not limited to: (i) the nature, extent and quality of the services to be provided by Jacobs Levy; (ii) the costs of the services to be provided to the Fund; and (iii) the extent to which economies of scale may be realized as the Fund grows.
In approving the Agreement, the Board, including a majority of the Independent Trustees, determined that the terms of the Agreement are fair and reasonable and that the Agreement is in the interests of the Fund and its shareholders. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s determination.

Nature, Extent and Quality of Services:   The Board reviewed and considered information regarding the nature, extent and quality of investment sub-advisory services expected to be provided by Jacobs Levy to the Fund and its shareholders. In doing so, the Board noted that the Fund employs a “manager of managers” structure, whereby the Adviser is responsible for selecting sub-advisers (subject to Board and shareholder approval, as applicable), allocating the Fund’s assets among such sub-advisers, and overseeing the sub-advisers’ day-to-day management of their respective sleeves of the Fund. The Board further noted the responsibilities that Jacobs Levy will have with respect to the Sub-Advised Portion, including, among others, security selection for the Sub-Advised Portion consistent with agreed upon investment guidelines. The information reviewed and considered by the Board included, among other things, Jacobs Levy’s proposed investment strategy, and ability to implement such investment strategy, including, but not limited to, Jacobs Levy’s trading practices and investment decision processes. The Board also reviewed and considered, among other things, general information on the ownership structure, history, management, affiliations, financial condition and viability, and insurance coverage of Jacobs Levy; Jacobs Levy’s professional staff, including the experience and responsibilities of the investment team and potential conflicts of interests; information on how portfolio transactions would be effected; Jacobs Levy’s risk management controls, including how Jacobs Levy would comply with the Fund’s investment guidelines; and Jacobs Levy’s compliance program. The Board also considered the Adviser’s rationale for recommending the approval of Jacobs Levy.
The Board further considered the Trust Chief Compliance Officer’s review of Jacobs Levy’s compliance program and capabilities as such program and capabilities relate to the operations of the Fund and the monitoring and testing of such program undertaken by the Trust’s Chief Compliance Officer. The Board also considered the selection and due diligence process employed by the Adviser in selecting and deciding to retain Jacobs Levy as a sub-adviser to the Fund, including the due diligence undertaken with respect to Jacobs Levy’s compliance and risk management capabilities.
Following consideration of such information, the Board was satisfied with the nature, extent and quality of services to be provided by Jacobs Levy to the Fund and its shareholders.
Fund Performance:   The Board noted that Jacobs Levy does not have comparable accounts in the small cap strategy that Jacobs Levy will implement for the Fund, and thus, did not provide historic performance of comparable accounts for the Board’s consideration. However, the Board took into account management’s explanation that Jacobs Levy has been managing a small cap strategy successfully for over 20 years with internal capital, and will employ a multi-factor, quantitative strategy designed to outperform the S&P Small Cap 600 Index over a full market cycle. In view of the fact that Jacobs Levy had not yet managed any assets of the Fund, the Board concluded that the Fund’s current performance was not a relevant factor in its consideration of the Agreement.
Comparative Fees and Expenses:   The Board reviewed and considered information regarding the sub-advisory fee to be paid to Jacobs Levy (the Sub-Advisory Fee). The Board received confirmation that the Sub-Advisory Fee will be paid by the Adviser to Jacobs Levy and is not an additional fee to be borne by the Fund. The Board noted that the Sub-Advisory Fee to be paid by the Adviser to Jacobs Levy was the product of arms-length negotiations between the Adviser and Jacobs Levy. The Board concluded that the Sub-Advisory Fee is reasonable based on the information provided.
Profitability:   In view of the fact that Jacobs Levy is not affiliated with the Adviser, the Board concluded that the profitability of Jacobs Levy was not a relevant factor in its consideration of the Agreement.
Economies of Scale:   The Board reviewed and considered the extent to which Jacobs Levy may realize economies of scale. The Board determined that, given it is the Fund’s first year of operations, economies of scale were not a significant consideration at this time.
Conclusion:   Based on its review, consideration and evaluation of all factors it believed relevant, including the above-described factors and conclusions, the Board unanimously approved the Agreement for an initial two-year period.
Additional Information
PFMAM, the Trust’s investment adviser, is located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141. PFM Fund Distributors, Inc., the Trust’s distributor, is located at 213 Market Street, Harrisburg, Pennsylvania, 17101-2141. State Street Bank and Trust Company, the Trust’s administrator, custodian and transfer agent, is located at One Lincoln Street, Boston, Massachusetts, 02111.
The brokerage commissions paid by the Fund on security transactions placed with entities that are not affiliates of the Fund, Adviser, Jacobs Levy or other sub-advisers for the fiscal period ended September 30, 2018 was $77,013. The Fund did not pay any commissions to any affiliated brokers during the fiscal period ended September 30, 2018. The Fund commenced operations on December 29, 2017.

A principal shareholder is any person who owns (either of record or beneficially) 5% or more of the outstanding shares of any class of the Fund. A control person is one who beneficially owns, either directly or indirectly, more than 25% of the voting securities of the Fund or acknowledges the existence of such control. A control person can have a significant impact on the outcome of a shareholder vote. As of March 31, 2019, the shareholders indicated below were considered to be either a control person or principal shareholder of any class of the Fund.
Class of the Fund	Name and Address	Percent of Ownership
Institutional Class	Capinco c/o U.S. Bank NA P.O. Box 1787 Milwaukee, WI 53201	53.06%
Institutional Class	Laborers’ Local 1174 Pension Fund 465 Allentown Drive Allentown, PA 18109	5.00%
Institutional Class	Mac & CO A/C 477973 500 Grant Street Room 151-1010 Pittsburgh, PA 15258	13.24%
Institutional Class	Milwaukee Public Schools OPEB Trust 5225 W. Vliet Street, Room 160 P.O. Box 53208 Milwaukee, WI 53208	7.33%
As of March 31, 2019, the Trustees and officers of the Fund, individually and as a group, do not beneficially own any of the outstanding shares of the Fund.
As of the Record Date, there were 61,764,188.784 Institutional Class shares outstanding of the Fund. As of the Record Date, Advisor Class and Class R shares had not yet commenced operations.
The Trust is a Delaware statutory trust and as such is not required to hold annual meetings of shareholders, although special meetings may be called for the Fund, or for the Trust as a whole, for purposes such as electing or removing Trustees, changing fundamental policies or approving an advisory contract. Shareholder proposals to be presented at any subsequent meeting of shareholders must be received by the Trust at the Trust’s office within a reasonable time before the proxy solicitation is made.
The annual report of the Fund is sent to shareholders of record following the Fund’s fiscal year end. The Fund’s fiscal year end is September 30. The Fund will furnish, without charge, a copy of its annual and semi-annual report to a shareholder upon request. Such requests should be directed to the Fund by calling toll free 1-833-PFM-MMST (1-883-736-6678). Copies of the annual and semi-annual report of the Fund are also available on the EDGAR database on the SEC’s internet site at www.sec.gov.

PFM MULTI-MANAGER SERIES TRUST
PFM Multi-Manager Domestic Equity Fund
213 Market Street
Harrisburg, Pennsylvania 17101-2141
Telephone Number: (883) 736-6678
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT
April 24, 2019
This communication presents an overview of the more complete Information Statement that is available to you on the internet relating to PFM Multi-Manager Domestic Equity Fund (the “Fund”), a series of PFM Multi-Manager Series Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.
The Information Statement details a recent sub-adviser change relating to the Fund. Specifically, the Board of Trustees of the Trust has approved a new investment subadvisory agreement on behalf of the Fund between PFM Asset Management, LLC (“PFMAM”) and Jacobs Levy Equity Management, Inc. (“Jacobs Levy”). The new sub-adviser, Jacobs Levy, began managing an allocated portion of the Fund’s assets on April 11, 2019. PFMAM continues to serve as the Fund’s investment adviser. In connection with the addition of Jacobs Levy as a new sub-adviser, and as discussed in the Prospectus, Summary Prospectus and Statement of Additional Information, Brian I. Jacobs and Kenneth N. Levy were added as portfolio managers to the Fund.
The Trust and PFMAM have received an exemptive order from the U.S. Securities and Exchange Commission that permits the Fund to operate in a “manager of managers” structure whereby PFMAM, as the Fund’s investment adviser, can appoint and replace both wholly owned and unaffiliated sub-advisers, and enter into, amend and terminate subadvisory agreements with such sub-advisers, each subject to Board approval but without obtaining prior shareholder approval. The order requires that an information statement be sent to you. In lieu of physical delivery of the Information Statement, the Trust will make the Information Statement available to you online.
The Information Statement will be available on the Fund’s website at www.pfm.com/multiassetfunds until at least July 31, 2019. You may access and print the full Information Statement by going to the Fund’s website listed above. A paper or email copy of the Information Statement may be obtained, without charge, by calling the following toll free number: 1-833-PFM-MMST (1-883-736-6678). This Notice of Internet Availability of Information Statement is being mailed beginning on or about April 25, 2019, to shareholders of record of the Fund as of March 31, 2019.
Householding is a method of delivery in which a single copy of certain shareholder documents are delivered to investors who share the same address and are members of the same family, even if their accounts are registered under different names. The Fund currently households. If you are no longer interested in householding and would like to have each investor at the same address receive individual copies of this notice, please contact your dealer or call 1-833-PFM-MMST (1-883-736-6678).
If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is no charge to you for requesting a copy.